                                 Exhibit 10.11

                      FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT ("Amendment") is made this 25th day of June, 1999, by and among FISHER COMPANIES INC. ("Borrower"), and Bank of America National Trust and Savings Association doing business as SEAFIRST BANK and U.S. BANK NATIONAL ASSOCIATION (each individually a "Bank" and collectively the "Banks") and Bank of America National Trust and Savings Association doing business as SEAFIRST BANK, as agent for Banks ("Agent").

                                    Recitals

     A. Borrower, Banks and Agent are parties to that certain Credit Agreement dated as of May 26, 1998 ("Credit Agreement") and the related Loan Documents described therein.

     B. The parties hereto now desire to make certain changes to the Credit Agreement and the other Loan Documents all on the terms and conditions which follow.

     NOW, THEREFORE, the parties agree as follows:

                                   Agreement

     1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Credit Agreement.

     2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

          2.1 Amendment to Definitions. In Article 1, amendments are made to the definitions, as follows:

               (a) The definition of "Adjusted Leverage Ratio" is added to read as follows:

          1.33  Adjusted Leverage Ratio shall mean, for any period, the ratio of
          (a) Funded Debt of Borrower and its Subsidiaries on a consolidated basis as of the end of such period to (b) Adjusted Operating Cash Flow for such period.

               (b) The definition of "Adjusted Cash Flow" is added to read as follows:

          1.34 Adjusted Cash Flow shall mean, for any period, Adjusted Operating Cash Flow for such period minus dividend payments made on account of any shares of any class of capital stock of Borrower during such period.

               (c) The definition of "Adjusted Operating Cash Flow" is added to read as follows:

          1.35 Adjusted Operating Cash Flow shall mean, for any period, Operating Cash Flow for such period plus the lesser of (a) gains resulting from the sale or condemnation of real property and related improvements owned by Fisher Properties Inc. during such period or (b) Five Million Dollars ($5,000,000).

               (d) The definition of "Capitalization Ratio" is amended and restated to read as follows:

          1.7  Intentionally left blank.

               (e) The definition of "EBITDA" is amended and restated to read as follows:

          1.11 EBITDA shall mean, for any period, the net income (or net loss), plus the sum of (i) interest expense (including capitalized interest and the interest component of rentals paid or accrued under capital leases), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense (including, without limitation, film amortization), (v) non-cash extraordinary, unusual or nonrecurring losses, (vi) losses resulting from the sale of capital assets and (vii) barter expenses, minus the sum of (i) non-cash extraordinary, unusual or nonrecurring gains, (ii) gains resulting from the sale or condemnation of capital assets and (iii) barter revenues, in each case determined on a consolidated basis in accordance with GAAP for such period.

               (f)  The definition of "Fee Margin" is added to read as follows:

          1.36 Fee Margin shall have the meaning given in the table set forth in the definition of Margin.

               (g) The definition of "Leverage Ratio" is added to read as follows:

          1.37 Leverage Ratio shall mean, for any period, the ratio of (a) Funded Debt of Borrower and its Subsidiaries on a consolidated basis as of the end of such period to (b) Operating Cash Flow for such period.

               (h) The definition of "Leverage Rating" is added to read as follows:

          1.38 Leverage Rating means a rating determined in accordance with the following table:

               Leverage Ratio                           Leverage Rating
               --------------                           ---------------
               equal to or less than 3.5 to 1.0         Level 1

               greater than 3.5 to 1.0, but equal       Level 2
               to or less than 4.0 to 1.0

               greater than 4.0 to 1.0, but equal       Level 3
               to or less than 4.5 to 1.0

               greater than 4.5 to 1.0, but equal       Level 4
               to or less than 5.0 to 1.0

               greater than 5.0 to 1.0, but equal       Level 5
               to or less than 5.5 to 1.0

               greater than 5.5 to 1.0                  Level 6

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

The Leverage Rating shall be determined in accordance with the following procedures on the basis of the Leverage Ratio as of the end of Borrower's most recently completed fiscal quarter (the "Prior Quarter"), and shall be effective as of the first day of the month following Agent's receipt of the financial reports in respect of each such Prior Quarter pursuant to Section 7.4. All resulting adjustments in the Margins shall be effective as of the first day of the month following Agent's receipt of such financial reports. If Borrower shall fail to provide the financial reports due in respect of the Prior Quarter for a period of five (5) days after the date required pursuant to Section 7.4, from and after the date on which such financial statements are due and until the first day of the month following Agent's receipt of such financial statements, any payments of fees or interest due hereunder shall be calculated and paid as if the Leverage Rating was one level higher than the Leverage Rating applicable as of the date such financial statements were due pursuant to Section 7.4. Notwithstanding the foregoing to the contrary, the Leverage Rating shall not be less than "Level 5" for the period commencing on the date that the Retlaw Transaction is consummated and ending on the first day of the month following Agent's receipt of the financial reports in respect of the first fiscal quarter of Borrower that ends on a date following the date the Retlaw Transaction is consummated.

               (i) The definition of "Margin" is amended and restated to read as follows:

          1.24 Margin shall mean on any date, a per annum interest rate determined in accordance with the following table:

        Borrower's           Margin For
      Leverage Rating     Libor Rate Loans           Fee Margin
      ---------------     ----------------           ----------
          Level 1               1.00%                   .250%

          Level 2               1.25%                   .375%

          Level 3               1.50%                   .375%

          Level 4               1.75%                   .375%

          Level 5               2.00%                   .500%

          Level 6               2.25%                   .500%

               (j) The definition of "Operating Cash Flow" is added to read as follows:

          1.39 Operating Cash Flow shall mean, for any period, the EBITDA of Borrower and its Subsidiaries for such period minus payments made to obtain broadcasting programming made by Borrower or any of its Subsidiaries during such period. For purposes of this definition, EBITDA and payments made to obtain broadcasting programming shall for any period of four consecutive fiscal quarters ending September 30, 1999, December 31, 1999 and March 31, 2000, mean and include for that portion of such period that precedes July 1, 1999, the EBITDA derived from and the payments made to obtain broadcasting programming made by Retlaw Enterprises, Inc. and its Subsidiaries during such period in connection with the operation of the assets acquired by Borrower as part of the Retlaw Transaction.

               (k) The definition of "Retlaw Transaction" is added to read as follows:

          1.40 Retlaw Transaction shall mean the acquisition by Borrower of eleven (11) television stations from Retlaw Enterprises, Inc., a California corporation, and its Subsidiaries.

           2.3 Amendments to Article 7. Sections 7.2 and 7.3 are hereby deleted and the following substituted in their stead:

           7.2 Financial Covenants.

          (a) Adjusted Leverage Ratio. Borrower shall maintain on a consolidated basis for each period of four consecutive fiscal quarters ending during the periods set forth below an Adjusted Leverage Ratio of not more than the amount set forth below opposite such period:

                   Period                                Ratio
                   ------                                -----
     From July 1, 1999 through and including the       5.75 to 1
     four consecutive fiscal quarters ending
     June 30, 2000

     From September 30, 2000 through and               5.50 to 1
     including the four consecutive fiscal
     quarters ending December 31, 2000

     For the four consecutive fiscal quarters          5.25 to 1
     ending March 31, 2001

     From June 30, 2001 through and including          5.00 to 1
     the four consecutive fiscal quarters
     ending September 30, 2001

     From December 31, 2001 through and                4.50 to 1
     including the four consecutive fiscal
     quarters ending September 30, 2002

     From December 31, 2002 through and                4.00 to 1
     including the four consecutive fiscal
     quarters ending September 30, 2003

     For the four consecutive fiscal quarters          3.50 to 1
     ending December 31, 2003 and thereafter

          (b) Interest Coverage Ratio. Borrower shall maintain on a consolidated basis for each period of four consecutive fiscal quarters, an Interest Coverage Ratio of not less than 2.25 to 1. As used herein, "Interest Coverage Ratio" means, for any period, the ratio of (a) Adjusted Cash Flow of Borrower and its Subsidiaries for such period to (b) interest expense (including capitalized interest and the interest component of rentals paid or accrued under capital leases) of Borrower and its Subsidiaries for such period provided, however, that for purposes of this subsection and subsection 6.15(c), "interest expense" for the four consecutive fiscal quarters ending on September 30, 1999, December 31, 1999 and March 31, 2000 shall be calculated in accordance with the following formula: (i) interest expense for the four quarter period ending on September 30, 1999, shall be four times

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          Borrower's consolidated interest expense for the quarter ending on
          September 30, 1999; (ii) interest expense for the four quarter period ending on December 31, 1999, shall be two times Borrower's consolidated interest expense for the two quarter period ending on December 31, 1999; and (iii) interest expense for the four quarter period ending on March 31, 2000, shall be four-thirds (4/3) of Borrower's consolidated interest expense for the three quarter period ending on March 31, 2000.

          (c) Fixed Charge Coverage Ratio. Borrower shall maintain on a consolidated basis for each period of four consecutive fiscal quarters, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.
          As used herein, "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Adjusted Cash Flow of Borrower and its Subsidiaries for such period minus expenditures made by Borrower or any Subsidiary during such period to repair, renew or replace its property where the failure to do so could reasonably be expected to have a material adverse effect on Borrower, Fisher Broadcasting Inc., Fisher Properties Inc., Fisher Mills Inc. or Borrower and its Subsidiaries considered as a whole to (b) cash interest expense (including the interest component of rentals paid under capital leases) of Borrower and its Subsidiaries for such period plus all scheduled payments of principal in respect of Debt for borrowed money (other than the Revolving Loans and unsecured revolving demand loans payable by Borrower from time to time to its officers and shareholders) required to be made by Borrower and its Subsidiaries during such period. For purposes of this subsection, "expenditures made by Borrower or any Subsidiary during such period to repair, renew or replace its property" shall for any period of four consecutive fiscal quarters ending September 30, 1999, December 31, 1999 or March 31, 2000, mean and include for that portion of such four quarter period that precedes July 1, 1999, all such expenditures made by Retlaw Enterprises, Inc. and its Subsidiaries in respect of the assets acquired by Borrower as part of the Retlaw Transaction.

          7.3  Intentionally left blank.

     3. Amendments to other Loan Documents. Each other Loan Document which makes reference to the Credit Agreement is hereby amended to clarify that such reference is to the Credit Agreement as the same is amended by this Amendment and as the same may be amended from time to time hereafter.

     4. Conditions to Effectiveness. Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until each of the following conditions is fully and simultaneously satisfied:

          4.1 Delivery of Amendment. Borrower, Agent and each Bank shall have executed and delivered counterparts of this Amendment to Agent;

          4.2 Corporate Authority. Agent shall have received in form and substance reasonably satisfactory to it such evidence of corporate authority and action as Agent or any Bank shall request demonstrating that the execution, delivery and performance of this Amendment has been duly authorized by Borrower;

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

          4.3 Consent of Guarantors. Fisher Broadcasting Inc., Fisher Mills Inc. and Fisher Properties Inc. shall each have executed the subjoined Guarantors' Consent;

          4.4 Representations True; No Default. The representations of Borrower as set forth in Article 6 of the Credit Agreement shall be true on and as of the date of this Amendment with the same force and effect as if made on and as of this date. No Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of this Amendment;

          4.5 Retlaw Transaction. Evidence satisfactory to Agent and Banks that Borrower has consummated the Retlaw Transaction; and

          4.5 Other Documents. Agent and Banks shall have received such other documents, instruments, and undertakings as Agent and such Bank may reasonably request.

     5. No Further Amendment. Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. Without limiting the foregoing, Borrower expressly reaffirms and ratifies its obligation to pay or reimburse Agent and Banks on request for all reasonable expenses, including legal fees, actually incurred by Agent or such Bank in connection with the preparation of this Amendment and the closing of the transactions contemplated hereby and thereby.

     6.   Miscellaneous.

          6.1 Entire Agreement. This Amendment comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

          6.2 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

          6.3 Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Washington.

          6.4  Oral Agreements Not Enforceable.

          ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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

     EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.


Borrower:                               Agent:
FISHER COMPANIES INC.                   SEAFIRST BANK


By _________________________________    By __________________________________

Title ______________________________    Title _______________________________


Banks:
SEAFIRST BANK                           U.S. BANK NATIONAL ASSOCIATION


By _________________________________    By __________________________________

Title ______________________________    Title _______________________________

                              GUARANTORS' CONSENT

     Fisher Broadcasting Inc., Fisher Mills Inc. and Fisher Properties Inc. ("Guarantors") are guarantors of the indebtedness, liabilities and obligations of Fisher Companies Inc. ("Borrower") under the Credit Agreement and the other Loan Documents referred to in the within and foregoing First Amendment to Credit Agreement ("Amendment"). The Guarantors hereby acknowledge that they have received a copy of the Amendment and hereby consent to its contents (notwithstanding that such consent is not required). Each Guarantor hereby confirms that its guarantee of the obligations of Borrower remains in full force and effect, and that the obligations of Borrower under the Loan Documents shall include the obligations of Borrower under the Loan Documents as amended by the Amendment.


Guarantors:
FISHER BROADCASTING INC.                FISHER MILLS INC.


By _________________________________    By __________________________________

Title ______________________________    Title _______________________________



FISHER PROPERTIES INC.


By _________________________________

Title ______________________________

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